Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333‑213139 and 333-204349) on Form S-8 of our reports dated February 22, 2022, with respect to the consolidated financial statements of Macquarie Infrastructure Holdings, LLC and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Dallas, Texas
February 22, 2022